Exhibit 99.1

Avago Technologies Updates Second Quarter

Fiscal 2010 Financial Guidance

SAN JOSE, Calif., and SINGAPORE, April 19, 2010 — Avago Technologies Limited (Nasdaq: AVGO), today announced that, based on preliminary quarter-to-date results, it now expects net revenue in the fiscal quarter ending May 2, 2010 to be up 11% to 13% sequentially from the first fiscal quarter of 2010. Previous guidance issued on February 24, 2010 had been for second quarter revenue to be in the range of up 6% to 9% sequentially. Avago also raised guidance with regard to gross margin and operating expenses.

The improvement in forecasted revenue for the second fiscal quarter is the result of stronger than anticipated sales in the industrial and to a lesser extent in the consumer and computer peripheral target markets. To date, our other target markets are performing consistent with prior expectations.

The improvement in gross margin guidance stems from better product mix shift toward the industrial and automotive electronics target market as well as the ramp of new proprietary OEM programs in the wireless, consumer and computing peripheral and wired communications target markets. The increase in operating expense guidance is due to an increase in revenue dependent expenses.

The updated financial outlook for the second quarter of fiscal year 2010 follows:

	GAAP	Reconciling Items	Non-GAAP
Net Revenue (compared to Q1’10)	up 11% to 13%		up 11% to 13%
Gross Margin	44.5% plus/minus 50 bpt.	$16M	47.5% plus/minus 50 bpt.
Operating Expenses	$127M	$11M	$116M

Reconciling items include $15 million of amortization of acquisition-related intangibles and $1 million of share-based compensation at the Gross Margin line and $5 million of amortization of acquisition-related intangibles and $6 million of share-based compensation at the Operating Expenses line.

The guidance provided above is only an estimate of what the Company believes is realizable as of the date of this release. Actual results will vary from the guidance and the variations may be material.

Non-GAAP Financial Measures

In addition to GAAP reporting, consistent with past practice Avago reports net income or loss, as well as gross margin and operating expenses, on a non-GAAP basis. This non-GAAP information excludes amortization of acquisition-related intangibles, share-based compensation expense, asset impairment charges, restructuring charges, acquired in-process research and development, debt extinguishment (gains) losses, selling shareholder expenses and the results of discontinued operations. Avago believes this non-GAAP earnings information provides additional insight into the Company’s on-going performance and has therefore chosen to provide this information to investors for a more consistent basis of comparison and to emphasize the results of on-going operations. These non-GAAP measures are in addition to, and not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

About Avago Technologies

Avago Technologies Limited is a leading designer, developer and global supplier of a broad range of analog semiconductor devices with a focus on III-V based products. Our product portfolio is extensive and includes approximately 7,000 products sold into four primary target markets: wireless communications, wired infrastructure, industrial and automotive electronics and consumer and computing peripherals. Avago has a global employee presence and heritage of technical innovation dating back 40 years to its Hewlett-Packard roots. Information about Avago is available on the Web at www.avagotech.com.

Cautionary Note Regarding Forward-Looking Statements

This announcement contains forward-looking statements that address our expected future business and financial performance. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, any projections of financial information; any statements about historical results that may suggest trends for our business; any statements of the plans, strategies and objectives of management for future operations; any statements of expectation or belief regarding future events, technology developments, or enforceability of our intellectual property rights; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future Company or industry performance based on management’s judgment, beliefs, current trends and market conditions and involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. Accordingly, we caution you not to place undue reliance on these statements. For Avago, particular uncertainties that could materially affect future results include cyclicality in the semiconductor industry or in our target markets; the recent economic downturn and financial crisis and its impact on our business, results of operations, and financial condition; quarterly and annual fluctuations in operating results; our ability to generate cash sufficient to service our debt and to fund our research and development, capital expenditures and other business needs; our increased dependence on outsourced service providers for certain key business services and their ability to execute to our requirements; our dependence on contract manufacturing and outsourced supply chain; loss of our significant customers; our ability to maintain tax concessions in certain jurisdictions; our ability to protect our intellectual property; our competitive performance and ability to continue achieving design wins with our customers; any expenses associated with resolving customer product and warranty claims; our ability to achieve the growth prospects and synergies expected from our acquisitions; delays and challenges associated with integrating acquired companies with our existing businesses; our ability to improve our cost structure through our manufacturing outsourcing program; and other events and trends on a national, regional and global scale, including those of a political, economic, business, competitive and regulatory nature. Our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on March 4, 2010, as amended, and other Avago filings with the SEC (which you may obtain for free at the SEC’s website at http://www.sec.gov) discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Investor Contact

Jacob Sayer

VP Business Development and IR

investor.relations@avagotech.com

(408) 435-7400

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